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Pricing Supplement dated January 23, 1997                     Rule 424(b)(3)
(To Prospectus dated July 8, 1996 and                         File No. 333-05701
Prospectus Supplement dated October 30, 1996)

                                 ADVANTA CORP.
                   MEDIUM-TERM NOTES, SERIES D - FIXED RATE

====================================================================================================
Principal Amount:  $10,000,000                         Interest Rate: 6.92%
Agent's Discount or Commission:  $45,000               Stated Maturity Date:  01/28/2002
Net Proceeds to Issuer:  $9,955,000                    Original Issue Date:  01/28/97
Issue Price: 100%                                      Trade Date:  01/23/97
====================================================================================================
Interest Payment Dates:   July 28, 1997 and the        Cusip No.:  00756QDK1
                          28th day of each January
                          and July thereafter

Day Count Convention:

         [ X]    30/360 for the period from 01/28/97 to 01/27/2002

         [  ]    Actual/360 for the period from    to

         [  ]    Actual/Actual for the period from to

Redemption:

         [ X]    The Notes cannot be redeemed prior to the Stated Maturity
                 Date.

         [  ]    The Notes may be redeemed prior to the Stated Maturity Date.
                 Initial Redemption Date:
                 Initial Redemption Percentage:
                 Annual Redemption Percentage Reduction: ____% until Redemption
                 Percentage is 100% of the principal amount.

Optional Repayment:

         [ X]    The Notes cannot be repaid prior to the Stated Maturity Date.

         [  ]    The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
                 Option Repayment Dates:
                 Repayment Price: ____%

Currency:

         Specified Currency:  United States Dollars
           (If other than U.S. dollars, see attached)
         Minimum Denominations:
           (Applicable only if Specified Currency is other than U.S. dollars) Original Issue Discount:
                          [  ]   Yes      [ X ]   No

         Total Amount of OID:
         Yield to Maturity:
         Initial Accrual Period:
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Form:

         [ X]    Book Entry                           [  ]    Certificated

Agent acting in the capacity as indicated below:

         [ X]    Agent                                [  ]    Principal

If as Principal:

         [  ]    The Notes are being offered at varying prices related to
                 prevailing market prices at the time of resale.

         [  ]    The Notes are being offered at a fixed initial public offering price of ____% of principal amount.

If as Agent:

         The Notes are being offered at a fixed initial public offering price of 100% of principal amount.

[   ]    Other Provisions:

         [ X ]  Salomon Brothers Inc

                 [  ]  Bear, Stearns & Co. Inc.

                                  [   ]  CS First Boston

                                        [   ] Donaldson, Lufkin & Jenrette
                                                 Securities Corporation

                                                        [  ] Merrill Lynch & Co.